UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington,  DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 7, 2014

Reading International, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	1-8625	95-3885184
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6100 Center Drive, Suite 900, Los Angeles, California		90045
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code:  (213) 235-2240

N/A

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

National Australia Bank (“NAB”) Credit Facility

On June 27, 2014, we refinanced our existing three-tiered credit facility with NAB.  It is comprised of (1) the Bank Bill Discount Facility with a facility limit of AUS$61,250,000, an interest rate of 2.35% above the BBSY, and amortizing at AUS$2,000,000 per year;  (2) the Bill Discount Facility – Revolving with a facility limit of AUS$10,000,000 and an interest rate of 1.50% above the BBSY on any undrawn portion. Currently we have not drawn any of this revolver;  and (3) the Bank Guarantee Facility with a facility limit of AUS$5,000,000.  All three have an expiry date of June 30, 2019.    The collateral for this facility is basically all the Australian cash flows and all of our Australian assets other than the contract rights relating to the disposition of our Burwood and Moonee Ponds properties.  BBSY is the Bank Bill Swap Bid base rate for this facility, and is currently 2.65% producing current all in rates of 5.00% and 4.15% respectively for the two facilities.

US Cinema 1,2,3 Term Loan

On June 26, 2014, our controlled subsidiary Sutton Hill Properties, LLC, entered into an agreement with Santander Bank, N.A, refinancing the current loan on the property and providing an additional $6 million for the acquisition of rights to add additional density to any redevelopment of the property (“air rights”).

Specifically, we replaced an existing term loan of US$15,000,000 which was scheduled to mature on the following day.  The new loan has a 2 year term, amortizing at full term interest only, commencing June 27, 2014.  The loan is collateralized by our Cinemas 1,2,3 property (including any air rights that we may acquire).  The loan has an interest rate of 3.50% over the 30-day Libor.

In addition to refinancing the term loan, the new facility also provides for a USD$6,000,000 line of credit which may only be used for the acquisition of air rights and which, at the time of closing, has not been drawn.  The unused portion of the line of credit has an interest rate of 0.25% over the 30 day Libor.

This loan is guaranteed in certain respects by Reading International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

READING INTERNATIONAL, INC.

Date: July 7, 2014	By:	/s/ Andrzej Matyczynski
	Name:	Andrzej Matyczynski
	Title:	Chief Financial Officer